Board of Directors                                       Goetz & Mady-Grove
Bridge Bancorp. Inc.                                     Attorneys at Law
2200 Montauk Highway                                     100 Jericho Quadrangle
P.O. Box 3005                                            Suite 333
Bridgehampton, New York 11932                            Jericho, New York 11753

April 24, 1998

Re: Bridge Bancorp, Inc. Registration Statement of Form S-8

Gentlemen:

     We have acted as special counsel to Bridge Bancorp, Inc., a New York corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8, which is being filed by the Company with the Securities and Exchange Commission (the " Commission") on the date hereof (the "Registration Statement"), relating to the registration and issuance by the Company of an aggregate of up to 144,000 shares of common stock, par value $5.00 per share (the "Common Stock"), of the Company pursuant to the Company's Equity Incentive Plan (the "Plan").

     This opinion is being delivered in accordance with the requirements of Item 601 (b) (5) of Regulation S-B under the Securities Act of 1933, as amended.

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Plan, (iii) the form of certificate to be used to represent the shares of Common Stock, (iv) the Certificate of Incorporation and By-Laws of the Company, as amended to date, (v) resolutions adopted by the Board of Directors of the Company relating to, among other things, the Plan, the Registration Statement and related matters, and (vi) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements or representations of officers and other representatives of the Company and others.

     Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the law of any other jurisdiction other than the laws of the United States of America to the extent specifically referred to herein.

     Based upon and subject to the foregoing, and assuming the due execution and delivery of certificates representing the shares of Common Stock in the form examined by us, we are of the opinion that the shares of Common Stock to be issued by the Company pursuant to the Plan, when issued in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby  consent to the filing of this  opinion  with the  Commission  as
Exhibit 5.1 to the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                Very truly yours,

                             /s/ Goetz & Mady-Grove